Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2010 Earnings

•	Net income of $804,000 versus $923,000 in first quarter 2009

•	Net interest income increases 11.4% compared to first quarter 2009

•	Two new branches and relocation spur deposit growth

WARRENTON, VA, May 3, 2010 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $804,000 for the quarter ended March 31, 2010 as compared with $923,000 for the same quarter in 2009, representing a decrease of 12.9%. Earnings for the first quarter were impacted by an impairment loss on trust preferred corporate bonds of $476,000, partially offset by an $89,000 gain on sale of a security.

Earnings per share were $0.22 on a diluted basis for the quarter ended March 31, 2010, as compared with $0.26 per diluted share for the same quarter in 2009. Return on average assets was 0.58% and return on average equity was 7.48% for the first quarter of 2010, a decline from 0.72% and 8.89%, respectively, from the first quarter of 2009.

“The performance of trust preferred corporate bonds reflects the continued stress on banks in general across the country,” Randy K. Ferrell, president and CEO of the company said. “The loss on these investments was the principal factor for our earnings decline in our first quarter.”

Fauquier Bankshares’ investment in trust preferred corporate bonds are collateralized by the interest and principal payments made on the capital offerings by a geographically diversified pool of approximately 230 different financial institutions. The Company continues to hold investments of $1.8 million of such offerings at market value as of March 31, 2010. The future performance of these investments will depend upon the performance of the financial companies backing them.

Improvements in the first quarter of 2010 included net interest margin of 4.27% compared with 4.12% for the same quarter in 2009. Net interest margin represents the difference between the interest income generated through loans and investments, and the costs the Bank incurs in obtaining the deposits and other funds to lend and invest. Net interest income was $5.5 million for the first quarter 2010, an increase of 11.4% compared with $4.9 million for the first quarter 2009.

Nonperforming assets were $7.3 million at March 31, 2010, or 1.29% of total assets, compared with $7.1 million at December 31, 2009 and $3.6 million at March 31, 2009. Nonperforming loans and other real estate owned decreased 7.5%, from $5.9 million in the fourth quarter 2009 to $5.5 million at March 31, 2010. Charge-offs, net of recoveries, for the first quarter of 2010 was $387,000, compared with $107,000 for the first quarter of 2009. Total allowance for loan losses was $5.5 million or 1.16% of total loans at March 31, 2010, compared with $5.5 million or 1.17% of loans at December 31, 2009, and $4.9 million or 1.08% of loans at March 31, 2009.

At March 31, 2010, net loans were $467 million, an increase of 5.4% compared with $443 million at March 31, 2009 and an increase of 1.0% from December 31, 2009. Total deposits were $468 million, an increase of 12.4% compared with March 31, 2009, and an increase of 0.4% compared with December 31, 2009. Fauquier Bankshares and The Fauquier Bank had combined assets of $571 million and total shareholders’ equity of $43 million at March 31, 2010.

“As the economy continues to rebound, additional opportunities to make loans to businesses and individuals will increase, as the loan growth comparisons indicate. We also are very pleased with our deposit growth,” Ferrell said. “Our two new branches and our recently relocated View Tree branch are already ahead of expectations due to the increased convenience of being in prime, strategic locations. Our high-touch style of banking has been well received in the new communities we serve. The increases in our interest-bearing demand deposits were in part due to the success of our new Green Account. The Green Account pays a higher interest rate to customers who are willing to receive their statements on-line, which in turn improves efficiency, reduces mailing expenses and consumes less paper.”

Assets under management for the Bank’s Wealth Management Services division were $309 million at March 31, 2010, up 30.4% from $237 million at March 31, 2009. “Assets under management were increased by the overall performance of the stock market,” Ferrell said, “and we have continued to attract new clients.”

Non-interest expense increased 9.4% to $5.0 million for the three months ended March 31, 2010, as compared with $4.6 million for the same period last year. Non-interest expense included an increase in salaries, occupancy and furniture/equipment expenses associated with the opening two new branches. These increases were partially offset by the decrease in legal and consulting fees resulting from the proxy contest that occurred in 2009 and absent in 2010.

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At March 31, 2010, the Company’s leverage ratio, an important indicator of financial health, was 8.66%, compared with 8.68% at December 31, 2009 and 9.26% at March 31, 2009. The Company’s tier 1 and total risk-based ratio were 10.91% and 12.12%, respectively, at March 31, 2010, 10.97% and 12.21% at December 31, 2009 and 11.16% and 12.29% at March 31, 2009. The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5% for the leverage ratio, 6% for the tier 1 risk-based ratio, and 10% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia. The Fauquier Bank’s 2010 Annual Meeting will be held at Poplar Springs Inn Spa, 9245 Rogues Road, Casanova, Virginia on Tuesday, May 18, 2010 at 9:30 am. Fauquier Bankshares’ stock price closed at $15.75 per share on April 30, 2010. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Source: Fauquier Bankshares, Inc.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009	Mar. 31, 2009

EARNINGS STATEMENT DATA:
Interest income	$7,068	$7,273	$7,136	$6,858	$6,807
Interest expense	1,568	1,591	1,624	1,712	1,872

Net interest income	5,500	5,682	5,512	5,146	4,935
Provision for loan losses	375	790	360	360	200

Net interest income after
provision for loan losses	5,125	4,892	5,152	4,786	4,735
Noninterest income	1,339	1,382	1,394	1,400	1,124
Securities gains (losses)	(387)	(360)	(246)	(166)	—
Noninterest expense	5,029	4,881	5,021	5,024	4,594

Income before income taxes	1,048	1,034	1,279	996	1,265
Income taxes	244	219	323	272	342

Net income	$804	$815	$956	$724	$923

PER SHARE DATA:
Net income per share, basic	$0.22	$0.23	$0.26	$0.20	$0.26
Net income per share, diluted	$0.22	$0.23	$0.26	$0.20	$0.26
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,602,776	3,597,909	3,597,602	3,596,537	3,535,817
Average diluted shares outstanding	3,618,132	3,608,680	3,610,160	3,606,529	3,554,757
Book value at period end	$11.97	$11.86	$11.84	$11.51	$11.35

BALANCE SHEET DATA:
Total assets	$570,595	$568,482	$548,384	$530,834	$526,813
Loans, net	467,430	462,784	455,391	452,132	443,349
Investment securities	40,748	40,467	38,275	36,385	35,225
Deposits	467,796	465,987	435,567	412,601	416,281
Transaction accounts (Demand
and NOW Accounts)	165,643	151,864	145,644	132,902	142,493
Shareholders’ equity	43,342	42,639	42,601	41,389	40,819

PERFORMANCE RATIOS:
Net interest margin(1)	4.27%	4.33%	4.35%	4.21%	4.12%
Return on average assets	0.58%	0.58%	0.70%	0.55%	0.72%
Return on average equity	7.48%	7.55%	8.87%	6.99%	8.89%
Efficiency ratio(2)	72.33%	67.97%	74.48%	77.78%	73.21%

					For the Quarter Ended,

(Dollars in thousands, except per share data)		Mar. 31, 2010		Dec. 31, 2009		Sept. 30, 2009	Jun. 30, 2009	Mar. 31, 2009

ASSET QUALITY RATIOS:
Nonperforming loans			$3,420		$3,503	$4,332	$1,139	$1,573
Other real estate owned			2,029		2,480	2,029	2,029	2,029
Foreclosed property			61		54	68	51	36
Nonperforming corporate bond investments,
at fair value	1,828		1,126		634	—	—

Total nonperforming assets			$7,338		$7,163	$7,063	$3,219	$3,638

Nonperforming loans to total loans, period end		0.72%		0.75%		0.94%	0.25%	0.35%
Nonperforming loans, other real estate owned
and other repossessed assets as percentage
of total loans, other real estate owned and
other repossessed assets, period end		1.16%		1.28%		1.39%	0.70%	0.81%
Nonperforming assets to period end total assets		1.29%		1.26%		1.29%	0.61%	0.69%
Allowance for loan losses		$5,470		$5,482		$5,221	$5,091	$4,873
Allowance for loan losses to period end loans, net		1.16%		1.17%		1.13%	1.11%	1.08%
Allowance for loan losses as percentage of
nonperforming loans, period end		159.83%		156.49%		120.52%	446.97%	309.79%
Allowance for loan losses as percentage of
nonperforming loans, other real estate
owned and other repossessed assets,
period end		99.23%		90.81%		81.24%	158.15%	133.95%
Net loan charge-offs for the quarter		$387		$526		$230	$142	$107
Net loan charge-offs to average loans		0.08%		0.11%		0.05%	0.03%	0.02%

CAPITAL RATIOS:
Tier 1 leverage ratio		8.66%		8.68%		9.00%	9.14%	9.26%
Tier 1 risk-based capital ratio		10.91%		10.97%		10.80%	10.89%	11.16%
Total risk-based capital ratio		12.12%		12.21%		11.97%	12.04%	12.29%
Tangible equity to total assets		7.60%		7.50%		7.77%	7.80%	7.75%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.